Exhibit 99.1

For Further Information:

Kraton Polymers, LLC

Analysts: Stephen E. Tremblay 281-504-4760

Media:    Richard A. Ott 281-504-4720

Kraton Polymers LLC Announces First Quarter 2009 Financial Results

HOUSTON, TX. - May 13, 2009 - Kraton Polymers LLC (Kraton), a leading global producer of engineered polymers, announces financial results for the three months ended March 31, 2009.

Total operating revenues amounted to $185 million for the three months ended March 31, 2009, a decline of $82 million, or 31%, compared to total operating revenues of $267 million in the three months ended March 31, 2008.

Reported earnings before interest, taxes, depreciation and amortization (EBITDA) amounted to $5 million for the three months ended March 31, 2009 a decrease of $10 million, or 66%, compared to reported EBITDA of $15 million for the three months ended March 31, 2008. Net loss was $16 million for the three months ended March 31, 2009, an increase in net loss of $7 million compared to a net loss of $9 million in the same period in 2008.

Our reported EBITDA is based on the first-in, first-out (FIFO) basis of accounting. Our first quarter 2009 results were negatively impacted by approximately $36 million, reflecting the spread between FIFO cost and replacement cost, resulting from the sale of higher-cost inventory produced when feedstock prices were above the first quarter replacement cost. Conversely, our first quarter 2008 results were positively impacted by approximately $5 million to reflect a similar FIFO versus replacement cost measurement. Excluding the aforementioned FIFO versus replacement cost spreads in the first quarter of 2009 and 2008, Kraton’s first quarter adjusted EBITDA amounted to $42 million for the three months ended March 31, 2009, compared to $10 million for the same period in 2008.

Last Twelve Months (LTM) Bank EBITDA, a measure used to determine compliance with our debt covenants, totalled $151 million for the LTM ended March 31, 2009. Kraton was in compliance with its debt covenants at March 31, 2009. A reconciliation of net income (loss) to LTM Bank EBITDA is attached.

“We are quite pleased with our first quarter performance, particularly considering the macro-economic environment we operated in. While our sales volume declined 39% from the first quarter of 2008, this was in line with our expectation and consistent with the general industry trend. Moreover, we anticipate continued improvement in the second quarter of 2009, relative to the comparable prior year period, and expect to be in full compliance with our debt covenants at the close of the second quarter,” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer.

Mr. Fogarty further added, “What is most encouraging are the significant improvements we have achieved in base margins, excluding the large FIFO cost versus replacement cost spread, and overall decrease in operating expenses which have benefited from Kraton exceeding its 2009 expectation to reduce fixed costs by $10 million. We continue to aggressively pursue new options to further reduce cost, improve productivity and manage cash. Our market-leading innovation portfolio was further enhanced by the recent introductions of several new technologies to our customers. Our commitment to upgrade our critical infrastructure, including our global SAP system, and process control systems at our flagship plant in Belpre, Ohio remain on plan. We continued to de-leverage Kraton by executing two bond purchase transactions in April, one by Kraton and one by our holding company, TJ Chemical, which together totaled $7 million in debt reduction. These April transactions were in addition to the $30 million in face value debt we extinguished in March. We believe all these steps will allow us to pro-actively endure the present down trend, and become even more competitive to respond to our innovative customers’ demanding needs as the global economy recovers.”

Recent Developments

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In April 2009 we announced a series of new formulations designed to support lower Volatile Organic Compound (VOC) requirements and reduce costs associated with contact adhesives. The unique structure of the styrenic block copolymers provides key advantages to formulators. The end block enables cohesion, good load bearing properties and temperature resistance, while the center block promotes adhesion and elongation.

•

In March 2009 we announced the introduction of the first high polymer content binder uniquely designed to enhance durability and safety of porous asphalt roads. The new tough binder has the capability to reduce aggregate loss (also known as raveling) which often results in increased road noise and damage to cars caused by debris. Contractors and binder producers will now have the opportunity to increase polymer concentrations to enhance performance without sacrificing workability and compatibility. Kraton’s new polymer is ideally suited for high performance asphalt road applications.

•

In February 2009 we announced Kraton G1643, a clear solution to the market demand for materials with enhanced performance capabilities and lower system costs. Kraton G1643 is a very durable material and is highly compatible with polypropylene. It features excellent clarity and offers improved resistance to blushing and cracking which often occur during transport of large molded parts such as totes and bins. Manufacturers using Kraton G1643 have the ability to reduce wall thickness, and this lowers overall material usage and production costs.

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In January 2009 we announced the introduction of a new Kraton A family of polymers. Kraton A1535 is the first polymer in the new “Advantaged” series to debut for global commercialization later this year. The new product family is halogen-free recyclable and FDA approved for direct food contact applications. The “Advantaged” polymers offer an expansion of opportunities for TPE compounds in a variety of soft grip and other over-mold applications for markets that range from personal care to high tech electronics. In addition, Kraton A1535 can also be easily compounded with TPU materials to reduce hardness and enhance flexibility.

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In March 2009, we purchased $30 million face value of our 8.125% Notes for cash consideration of $10.9 million, which included accrued interest of $0.4 million. We recorded a gain of approximately $19.5 million in the quarter ending March 31, 2009 related to this transaction.

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In April 2009 TJ Chemical Holdings LLC, or “TJ Chemical,” purchased approximately $6.3 million face value of our 8.125% Notes for cash consideration of $2.5 million, which included accrued interest of $0.1 million. Immediately upon purchasing our Notes, TJ Chemical contributed the purchased Notes to us. Also on April 9, 2009, we purchased approximately $0.7 million face value of our 8.125% Notes for cash consideration of $0.3 million. We will record a gain of approximately $4.3 million related to these transactions in our 2009 second quarter results.

First Quarter 2009 Earnings Release Conference Call and Webcast

Kraton has scheduled a conference call on Thursday, May 14, 2009 from 9:00-10:00 a.m. Central Time (10:00-11:00 a.m. Eastern Time) to discuss first quarter 2009 financial results. These results will be available on Kraton’s website, http://www.Kraton.com thereafter.

Kraton invites you to listen to the conference call, which will be broadcast live over the internet, at http://www.Kraton.com by selecting the “Investor Relations” link at the top of the home page and then selecting “Events” from the Investor Relations menu on the left side of the Investor Relations page. Company spokespeople will include Kevin M. Fogarty, President and Chief Executive Officer; Stephen E. Tremblay, Chief Financial Officer; and David A. Bradley, Chief Operating Officer.

You may also listen to the conference call by telephone by contacting the conference call operator 5-10 minutes prior to the scheduled start time and asking for the “Kraton Conference Call - Passcode: Earnings Call.” U.S./Canada dial-in #: 888-577-8992. International dial-in #: 312-470-7060.

About Kraton

Kraton is a leading global producer of engineered polymers and, we believe, the world’s largest producer of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by us over forty years ago. SBCs are highly-engineered thermoplastic elastomers, which enhance the performance of numerous products by delivering a variety of attributes, including greater flexibility, resilience, strength, durability and processability. Kraton polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products. Kraton has the leading position in nearly all of its core markets and is the only producer of SBCs with global manufacturing capability. Its production facilities are located in the United States, Germany, France, The Netherlands, Brazil and Japan.

Kraton, the Kraton logo and design, and the “Giving Innovators their Edge” tagline are trademarks of Kraton Polymers LLC.

Forward Looking Statements

This press release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions. In this press release, forward-looking information relates to covenant compliance, pricing trends, cost savings, production rates and other similar matters. All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the chemical industry, changes in demand for our products, changes in inventories held by our customers and distributors, technological and product development risks, availability and cost of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, the timing and cost of planned capital expenditures, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

KRATON POLYMERS LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands)

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008
Operating Revenues
Sales	$177,866	$256,288
Other	7,092	10,573

Total operating revenues	184,958	266,861
Cost of Goods Sold	176,025	218,076

Gross Profit	8,933	48,785

Operating Expenses
Research and development	4,969	7,918
Selling, general, and administrative	18,251	25,455
Depreciation and amortization of identifiable intangibles	12,564	14,652

Total operating expenses	35,784	48,025

Gain on Extinguishment of Debt	19,491	—
Equity in Earnings of Unconsolidated Joint Venture	74	61
Interest Expense, net	8,908	10,385

Loss Before Income Taxes	(16,194)	(9,564)
Income Tax Expense (Benefit)	272	(154)

Net Loss	$(16,466)	$(9,410)

KRATON POLYMERS LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31, 2009	December 31, 2008
ASSETS

Current Assets
Cash and cash equivalents	$12,845	$101,396
Receivables, net of allowances of $2,412 and $2,512	93,050	95,443
Inventories of products, net	267,259	324,193
Inventories of materials and supplies, net	10,970	11,055
Deferred income taxes	14,778	14,778
Other current assets	14,149	6,769

Total current assets	413,051	553,634
Property, plant and equipment, less accumulated depreciation of $184,220 and $182,252	362,414	372,008
Identifiable intangible assets, less accumulated amortization of $37,910 and $36,169	65,310	67,051
Investment in unconsolidated joint venture	11,148	12,371
Deferred financing costs	7,179	8,184
Other long-term assets	19,090	18,626

Total Assets	$878,192	$1,031,874

LIABILITIES AND MEMBER’S EQUITY

Current Liabilities
Current portion of long-term debt	$3,343	$3,343
Accounts payable-trade	58,360	75,177
Other payables and accruals	51,833	69,349
Due to related party	13,487	25,585
Insurance note payable	3,915	—

Total current liabilities	130,938	173,454
Long-term debt, net of current portion	493,893	571,728
Deferred income taxes	35,294	34,985
Long-term liabilities	62,945	63,117

Total Liabilities	723,070	843,284

Commitments and contingencies
Member’s equity
Common equity	166,933	182,767
Accumulated other comprehensive income (loss)	(11,811)	5,823

Total member’s equity	155,122	188,590

Total Liabilities and Member’s Equity	$878,192	$1,031,874

KRATON POLYMERS LLC

LTM Bank EBITDA

(In thousands)

	3 Mos Ended 3/31/09	12 Mos Ended 3/31/09	3 Mos Ended 3/31/08	12 Mos Ended 3/31/08
Net Income (Loss)	$(16,466)	$21,378	$(9,410)	$(39,957)
Income Tax Expense (Benefit)	272	8,866	(154)	6,545
Interest Expense, net	8,908	35,194	10,385	43,115
Depreciation and amortization	12,564	51,074	14,652	54,519

EBITDA (1)	$5,278	$116,512	$15,473	$64,222

LTM Bank EBITDA adjustments (2)

Sponsor fees and expenses		2,000		2,000
Plant turnaround costs		5,647		4,007
Permitted acquisition costs		2,291		2,548
Restructuring costs		4,056		2,529
Specified cost savings		6,642		10,000
Schedule 1.1 cost		3,000		3,000
Equity Investment (3)		—		9,588
Other non-cash items increasing Net Income (loss)		11,211		6,238

LTM Bank EBITDA (4)		$151,359		$104,132

(1)

The EBITDA measure is used by management to evaluate operating performance. Management believes that EBITDA is useful to investors because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because all companies do not use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

(2)	These adjustments are made pursuant to the Credit and Guaranty Agreement, amended as of May 12, 2006.
(3)	On January 14, 2008, we received an equity investment of $10.0 million of which $9.6 million was included in LTM Bank EBITDA as provided under the terms of the senior credit facility.
(4)	LTM Bank EBITDA is defined in the senior credit facility and is used to determine compliance with certain covenants included in the senior credit facility.